Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CATALENT PHARMA SOLUTIONS, INC.

Catalent Pharma Solutions, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware as amended from time to time (the “DGCL”), and that:

A. The original Certificate of Incorporation was filed by the Corporation with the Secretary of State of the State of Delaware on April 25, 1989 (as amended, the “Original Certificate of Incorporation”) and the name under which the corporation was originally incorporated is RPS Corporation.

B. The text of the Original Certificate of Incorporation, as amended by the Amendment, is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Catalent Pharma Solutions, Inc.

SECOND: The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 1000 shares of Common Stock, par value $0.01 per share.

FIFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the Bylaws of the Corporation.

SIXTH: Except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: Section 203 of DGCL shall not apply to the Corporation.

EIGHTH: (1) To the fullest extent permitted by law, the Corporation acknowledges that: (i) BHP PTS Holdings LLC and its members, affiliates and transferees, and each Paragraph (2) Person (as defined in paragraph (2) of this Article EIGHTH, collectively, the “Exempt Persons”) shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly (A) engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries, (B) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries or (C) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Corporation or any of its subsidiaries, including, in the cases of clauses (A), (B) or (C), any such matters as may be corporate opportunities; and (ii) no Exempt Person nor any officer, director or employee thereof shall be deemed to have breached any duties (fiduciary, contractual or otherwise), if any, to the Corporation, any of its subsidiaries or its stockholders solely by reason of any Exempt Person engaging in any such activity or entering into such transactions, including any corporate opportunities.

(2) The Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any corporate opportunity, and in the event that any Exempt Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity, such Exempt Person, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, stockholders or to any other person and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries, stockholders or any other person for breach of any fiduciary duty as a director, officer or stockholder of the Corporation or any of its subsidiaries by reason of the fact that any Exempt Person acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or its subsidiaries, stockholders or any other person, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renunciate any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates; provided that if an opportunity is expressly communicated to a Paragraph (2) Person in his or her capacity as a director or officer of the Corporation or subsidiary of the Corporation for the expressed purpose of causing such opportunity to be communicated to the Corporation or such subsidiary, then such Paragraph (2) Person shall satisfy his or her fiduciary obligation, if any, by communicating the opportunity, or, in lieu thereof, the identity of the party initiating the communication, to the Board of Directors of the Corporation. For the purposes of this Certificate of Incorporation, (A) “corporate opportunity” shall include, without limitation, any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest; (B) “Paragraph (2) Person” shall mean any director or officer of the Corporation or any of its subsidiaries who is also a director, officer or employee of The Blackstone Group L.P. or BHP PTS Holdings LLC, or any of their respective partners, members, affiliates or transferees.

IN WITNESS WHEREOF, Catalent Pharma Solutions, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed by its duly authorized officer on this __ day of October, 2007.

Catalent Pharma Solutions, Inc.

By:	/s/ John Lowry
Name:	John Lowry
Title:	President and Chief Executive Officer